Exhibit 99.1
Everus Completes Acquisition of Epsilon Industries
Bismarck, N.D. — Sept. 1, 2026 — Everus Construction Group (NYSE: ECG) announced today that it has completed its acquisition of Epsilon Industries, a premier designer and manufacturer of complex, modular mechanical and electrical building infrastructure systems, for $295 million in cash, subject to customary closing adjustments. Everus previously announced details of the intended acquisition on July 31.
Epsilon has extensive off-site modular construction capabilities across multiple, strategically located facilities in the U.S. and Canada with nationwide distribution. Everus expects the acquisition to complement its off-site construction capabilities, expand its geographic reach and enhance its presence in key end markets, including data center, advanced manufacturing and healthcare.
Epsilon will continue to be led by key members of its experienced leadership team, including President Chris Wiederick.
Everus funded the acquisition through a combination of cash on hand and borrowings under its credit facilities. Everus intends to update its full-year 2026 financial forecast, including the impact of Epsilon, during third quarter earnings reporting.
About Everus Construction Group
Everus Construction Group, Inc., a member of the S&P SmallCap 600® index, is Building America's Future® by providing a full spectrum of construction services through its electrical and mechanical, and transmission and distribution specialty contracting services across the United States. These specialty contracting services are provided to commercial, industrial, institutional, renewables, service, transportation, utility and other customers. Its E&M contracting services include construction and maintenance of electrical and communication wiring and infrastructure, fire suppression systems, and mechanical piping and services. Its T&D contracting services include construction and maintenance of overhead and underground electrical, gas and communication infrastructure, as well as the manufacture and distribution of transmission line construction equipment. For more information about Everus, visit everus.com or email investors@everus.com.
Forward-Looking Statements
Information in this release includes certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release, including statements about future performance and the anticipated benefits of the acquisition of Epsilon, are expressed in good faith and are believed by the company to have a reasonable basis. Although Everus believes that its expectations are based on reasonable assumptions as of the date they are made, there is no assurance that Everus' projections will be achieved. Readers are encouraged to refer to Part I, Item 1A - Risk Factors in Everus’ most recent annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission for changes in assumptions and factors that could cause actual future results to differ materially from projections. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Everus does not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, and changes in future operating results over time or otherwise.
Investor Contact: Paul Bartolai, Vallum Advisors, Paul.Bartolai@everus.com
Media Contact: Laura Lueder, director of communications, 701-221-6444
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